                                  EXHIBIT 2.1







                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                   CNET, INC.


                             CNET ACQUISITION CORP.



                                 U.VISION, INC.

                                     AND


                             THE STOCKHOLDERS OF
                                U.VISION, INC.

                               TABLE OF CONTENTS

                                                                       Page No.
                                                                       --------
ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
          SECTION 1.01. THE MERGER                                            5
          SECTION 1.02. CLOSING; CLOSING DATE; EFFECTIVE TIME                 5
          SECTION 1.03. EFFECT OF THE MERGER                                  6
          SECTION 1.04. ARTICLES OF INCORPORATION; BYLAWS                     6
          SECTION 1.05. DIRECTORS AND OFFICERS                                6
ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES . . . . . . . .6
          SECTION 2.01. MERGER CONSIDERATION, CONVERSION AND CANCELLATION OF
               SECURITIES                                                     6
          SECTION 2.02. EXCHANGE AND SURRENDER OF CERTIFICATES                7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
          THE STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .8
          SECTION 3.01. ORGANIZATION AND QUALIFICATION                        8
          SECTION 3.02. ARTICLES AND BYLAWS                                   8
          SECTION 3.03. CAPITALIZATION                                        8
          SECTION 3.04. AUTHORITY                                             9
          SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS            9
          SECTION 3.06. PERMITS; COMPLIANCE                                  10
          SECTION 3.07. FINANCIAL STATEMENTS                                 10
          SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS                 11
          SECTION 3.09. NO UNDISCLOSED LIABILITIES                           11
          SECTION 3.10. ABSENCE OF LITIGATION                                12
          SECTION 3.11. TAXES                                                12
          SECTION 3.12. TAX MATTERS; POOLING                                 13
          SECTION 3.13. CERTAIN BUSINESS PRACTICES                           13
          SECTION 3.14. BROKERS                                              13
          SECTION 3.15. LEASED PROPERTIES                                    14
          SECTION 3.16. CERTAIN MATERIAL CONTRACTS                           14
          SECTION 3.17. PRINCIPAL CUSTOMERS AND SUPPLIERS; COMPETING
               INTERESTS                                                     14
          SECTION 3.18. INTELLECTUAL PROPERTY RIGHTS                         15
          SECTION 3.19. INVESTOR REPRESENTATIONS                             15
          SECTION 3.20. AFFILIATES AND EMPLOYEES                             16
          SECTION 3.21. INFORMATION SUPPLIED                                 16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANIES. . . . . . 16
          SECTION 4.01. ORGANIZATION AND QUALIFICATION                       16
          SECTION 4.03. AUTHORITY                                            16
          SECTION 4.04. NO CONFLICT; REQUIRED FILINGS AND CONSENT            17
          SECTION 4.04. SEC DOCUMENTS                                        17
          SECTION 4.05. CAPITALIZATION                                       17
          SECTION 4.06. FINANCIAL STATEMENTS                                 18
          SECTION 4.07. UNDISCLOSED LIABILITIES                              18
          SECTION 4.08. ABSENCE OF CERTAIN CHANGES                           18
          SECTION 4.09. LITIGATION                                           19
          SECTION 4.10. PERMITS; COMPLIANCE                                  19

          SECTION 4.11. BROKERS                                              19
          SECTION 4.12. TAX MATTERS; POOLING                                 19
ARTICLE V COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
          SECTION 5.01. AFFIRMATIVE COVENANTS OF THE COMPANY                 20
          SECTION 5.02. NEGATIVE COVENANTS OF THE COMPANY                    20
          SECTION 5.03. NON-SOLICITATION                                     21
          SECTION 5.04. COVENANT NOT TO COMPETE                              22
          SECTION 5.05. ACCESS AND INFORMATION                               23
          SECTION 5.06. APPROPRIATE ACTION; CONSENTS; FILINGS                23
          SECTION 5.07. POOLING; TAX TREATMENT                               24
          SECTION 5.08. PUBLIC ANNOUNCEMENTS                                 24
          SECTION 5.09. NASDAQ LISTING                                       24
          SECTION 5.10. FEES, EXPENSES AND OTHER PAYMENTS                    24
          SECTION 5.11. EMPLOYMENT AGREEMENTS                                25
          SECTION 5.11. VLG SHARES                                           25
ARTICLE VI CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . 25
          SECTION 6.01. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE PARENT
               COMPANIES                                                     25
          SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY
               AND THE STOCKHOLDERS                                          26
ARTICLE VII INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . 27
          SECTION 7.01. INDEMNIFICATION OF PARENT COMPANIES                  27
          SECTION 7.02. SURVIVAL                                             27
          SECTION 7.03. NOTICE                                               28
          SECTION 7.04. DEFENSE OF CLAIMS                                    28
          SECTION 7.05. EXCLUSIVE REMEDY                                     28
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . 29
          SECTION 8.01. TERMINATION                                          29
          SECTION 8.02. EFFECT OF TERMINATION                                29
          SECTION 8.03. AMENDMENT                                            30
          SECTION 8.04. WAIVER                                               30
ARTICLE IX REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . 30
          SECTION 9.01. REGISTRATION STATEMENT                               30
          SECTION 9.02. LIMITATIONS ON SALE                                  30
          SECTION 9.03. INFORMATION                                          31
          SECTION 9.04. EXPENSES                                             31
          SECTION 9.05. INDEMNIFICATION                                      31
ARTICLE X GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . 32
          SECTION 10.01. NOTICES                                             32
          SECTION 10.02. CERTAIN DEFINITIONS                                 33
          SECTION 10.03. HEADINGS                                            34
          SECTION 10.04. SEVERABILITY                                        34
          SECTION 10.05. ENTIRE AGREEMENT                                    34
          SECTION 10.06. ASSIGNMENT                                          34
          SECTION 10.07. PARTIES IN INTEREST                                 34
          SECTION 10.08. SPECIFIC PERFORMANCE                                34
          SECTION 10.09. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES
               CUMULATIVE                                                    34
          SECTION 10.10. GOVERNING LAW                                       35

          SECTION 10.11. COUNTERPARTS                                        35


EXHIBITS:
Exhibit A      Form of Tonny Yu Employment Agreement
Exhibit B      Form of Nora Yeung Employment Agreement
Exhibit C      Form of Legal Opinion of Company's Counsel
Exhibit D      Form of Legal Opinion of Parent's Counsel

SCHEDULES:
Company Disclosure Schedule

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 7, 1998 (this "Agreement"), is by and among CNET, Inc., a Delaware corporation ("Parent"), CNET Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), U.Vision, Inc., a California corporation (the "Company"), and the stockholders of the Company identified on the signature pages hereto (the "Stockholders"). Parent and Merger Sub are referred to together as the "Parent Companies."

     WHEREAS, the Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent, and conversion of the issued and outstanding shares of common stock, no par value, of the Company (the "Company Common Stock") into the right to receive shares of common stock, $0.0001 par value, of Parent (the "Parent Common Stock"), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California ("California Law") and the General Corporation Law of the State of Delaware ("Delaware Law") would be advantageous and beneficial to their respective corporations and stockholders;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable federal and state law, at the Effective Time (as defined in SECTION 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in SECTION 10.02.

     SECTION 1.02. CLOSING; CLOSING DATE; EFFECTIVE TIME. Unless this Agreement is terminated pursuant to SECTION 8.01, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent as soon as practicable (but in any event within five business days) after the satisfaction or waiver of the conditions set forth in ARTICLE VI, or at such other date, time and place as Parent and the Company may agree; provided, that the conditions set forth in
ARTICLE VI shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, California Law (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, being the "Effective Time"). As promptly as practicable on the Closing Date, the parties shall also file a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law.

     SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04. ARTICLES OF INCORPORATION; BYLAWS. At the Effective Time, the Articles of Incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and bylaws of the Surviving Corporation unless and until amended as provided therein and pursuant to California Law.

     SECTION 1.05. DIRECTORS AND OFFICERS. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Companies, the Company or their respective stockholders:

          (a) Subject to the other provisions of this ARTICLE II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of Parent Common Stock equal to (i) $18,000,000 (the "Purchase Price"), divided by (ii) $33.02969, which equals the average closing price of Parent Common Stock on the Nasdaq National Market System ("Nasdaq") for the 20 trading day period ending on (and including) May 5, 1998 (the "Conversion Price") divided by
(iii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

          (b) All shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing such Company Common Stock outstanding immediately prior to the Effective Time (the "Converted Shares") shall thereafter represent the right to receive Parent Common Stock in accordance with this ARTICLE II. The Stockholders shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Certificates previously evidencing Converted Shares shall be exchanged for Parent Common Stock upon the surrender of such certificates in accordance with the provisions of SECTION 2.02, without interest.

          (c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value per share, of the Surviving Corporation.

     SECTION 2.02.    EXCHANGE AND SURRENDER OF CERTIFICATES.

          (a) Each Stockholder shall be entitled to receive, upon surrender to Parent or its transfer agent of certificates previously evidencing Converted Shares, as soon as practicable after the Closing Date, a certificate representing the Converted Shares so surrendered, registered in the name of such Stockholder. Until so surrendered and exchanged, each certificate previously evidencing Converted Shares shall represent solely the right to receive Parent Common Stock.

          (b) All shares of Parent Common Stock issued upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms hereof (including any adjustments pursuant to SECTION 2.02(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

          (c) No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to any rights as a stockholder of Parent. In lieu of any such fractional shares, the number of shares of Parent Common Stock issuable to any Stockholder in connection with the Merger shall be rounded up to the nearest whole share.

          (d) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Parent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                             AND THE STOCKHOLDERS

     Except as disclosed with respect to any particular representation or warranty in a document dated as of the date hereof, signed by the parties hereto and referring to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), the Company and the Stockholders hereby represent and warrant to the Parent Companies that:

     SECTION 3.01. ORGANIZATION AND QUALIFICATION . The Company is a corporation duly organized, validly existing and in good standing under the laws of California, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the Company.

     SECTION 3.02. ARTICLES AND BYLAWS. The Company has furnished to Parent complete and correct copies of its Articles of Incorporation and bylaws, in each case as amended or restated, of the Company. The Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

     SECTION 3.03.    CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 1,500 shares of common stock, no par value per share, all of which shares are issued and outstanding. All of the outstanding capital stock of the Company is held of record and beneficially by the Stockholders free and clear of all security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature whatsoever. All of the outstanding capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of the Company subject to) any preemptive or similar rights created by statute, the Articles of Incorporation or bylaws of the Company or any agreement to which the Company is a party or bound.

          (b) No shares of capital stock of the Company are reserved for any purpose or held in treasury by the Company. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock of the Company or obligating the Company to grant, issue or sell any shares of the capital stock of the Company. There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or
(ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company.

          (c) The Company (i) does not directly or indirectly own, (ii) has not agreed to purchase or otherwise acquire and (iii) does not hold any interest convertible into or exchangeable or exercisable for, any capital stock (or equivalent equity interest) of any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.04. AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Stockholders and constitutes the legal, valid and binding obligation of the Company and the Stockholders enforceable against the Company and the Stockholders in accordance with its terms.

     SECTION 3.05.    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by the Company and the Stockholders does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the Articles of Incorporation or bylaws, in each case as amended or restated, of the Company,
(ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Stockholders or the Company or by which any of their properties or assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien or encumbrance on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Stockholder or the Company is a party or by or to which any Stockholder or the Company or any of their properties or assets is bound or subject, except, in the case of clauses (ii) and (iii) above, such as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company. The Board of Directors of the Company has taken all actions necessary under California Law, including approving the transactions contemplated by this Agreement and taking appropriate actions under California Law or any other applicable stockholder protection laws, to ensure that any restrictions on business combinations or the owning or voting of the capital stock of the Company do not, and will not, apply with respect to or as a result of the transactions contemplated by this Agreement.

          (b) The execution and delivery of this Agreement by the Company and the Stockholders does not, and consummation of the transactions contemplated hereby will not, require the Company or any Stockholder to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (each individually, a "Governmental Entity," and collectively, "Governmental Entities"), except for the filing and recordation of appropriate merger documents as required by California Law and Delaware Law.

     SECTION 3.06. PERMITS; COMPLIANCE. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no action, proceeding or investigation pending or, to the Company's knowledge, threatened regarding suspension or cancellation of any of the Company Permits, except where the failure to possess or the suspension or cancellation of such would not reasonably be expected to have a material adverse effect on the Company. The Company and its assets and operations are currently and, to the Company's knowledge, have at all times been in compliance with all Laws applicable to the Company and its operations or by or to which any of its assets is bound or subject, including without limitation all Laws related to environmental protection, employee benefits, labor and employment and occupational health and safety, except where such failure to comply would not reasonably be expected to have a material adverse effect on the Company. The Company has not received from any Governmental Entity any written notification with respect to possible violations of Laws.

     SECTION 3.07.    FINANCIAL STATEMENTS.

          (a)    SECTION 3.07(a) of the Company Disclosure Schedule includes
(i) the unaudited balance sheet of the Company as of December 31, 1997 and the unaudited profit and loss statements and statement of cash flows of the Company for the year ended on such date and (ii) the unaudited balance sheet of the Company (the "Latest Balance Sheet") as of March 31, 1998 (the "Latest Balance Sheet Date") and the unaudited profit and loss statements and statement of cash flows for the three months ended on such date.

          (b) Except as set forth in Section 3.07(b) of the Company Disclosure Schedule, each of the foregoing financial statements (i) has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and (ii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the interim financial statements are subject to normal and recurring year-end adjustments, which will not be material individually or in the aggregate.

          (c) SECTION 3.07(c) of the Company Disclosure Schedule sets forth certain statistics concerning the operations of the Company, which are accurate (subject to the margins of error indicated for certain of such statistics).

          (d) All accounts receivable reflected in the Latest Balance Sheet or generated since the Latest Balance Sheet Date arose in the ordinary course of business and are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof less any reserve reflected in the Latest Balance Sheet, and will not be subject to counterclaim, set-off or other reduction.

     SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in SECTION 3.08 of the Company Disclosure Schedule, since the Latest Balance Sheet Date, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Company; (b) any change by the Company in its accounting methods, principles or practices; (c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of the Company or any redemption, purchase or other acquisition by the Company of any of its securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company, except for annual bonuses or merit increases in salaries or wages in the ordinary course of business and consistent with past practice;
(e) any payment or other transfer of assets by the Company to any Stockholder, other than compensation payments in the ordinary course of business and consistent with past practice; (f) any revaluation by the Company of any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (g) any entry by the Company into any commitment or transaction material to the Company including, without limitation, incurring or agreeing to incur capital expenditures in excess of $50,000; (h) any incurrence of indebtedness for borrowed money other than trade payables incurred in the ordinary course of business; (i) a loss, or written notice threatening a loss, of any customer or supplier set forth on
SECTION 3.17 of the Company Disclosure Schedule; (j) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company; or (k) any change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, results of operations or prospects of the Company.

     SECTION 3.09. NO UNDISCLOSED LIABILITIES. The Company does not have any direct or indirect debts, liabilities or obligations, whether known or unknown, absolute, accrued, contingent or otherwise ("Liabilities"), except
(a) Liabilities fully reflected in the Latest Balance Sheet; (b) trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practice since the Latest Balance Sheet Date; (c) obligations to be performed in the ordinary course of business, consistent with past practice, under the Material Contracts (as defined in SECTION 3.16) or under agreements not required to be disclosed pursuant to SECTION 3.16; and (d) Liabilities described in SECTION 3.09 of the Company Disclosure Schedule.

     SECTION 3.10. ABSENCE OF LITIGATION. Except as set forth in SECTION 3.10(a) of the Company Disclosure Schedule, there is no claim, action, suit, litigation, proceeding or arbitration of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Company's knowledge, threatened against the Company or any assets or rights of the Company. The Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Company's knowledge, any continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     SECTION 3.11.    TAXES.

          (a) Except as set forth on SECTION 3.11(a) of the Company Disclosure Schedule, (i) all returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to the Company have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

          (b) All Tax Returns of or with respect to the Company with extended or waived statutes of limitations, which have not been audited by the applicable governmental authority, are set forth in SECTION 3.11(b) of the Company Disclosure Schedule.

          (c) Except as set forth on SECTION 3.11(c) of the Company Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to the Company that is still in effect.

          (d) There are no pending audits, actions, proceedings, investigations, disputes or claims with respect to or against the Company for or with respect to any Taxes of the Company, and no assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to the Company, and no material issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any other period not so examined, could reasonably be expected to result in a claim for material Taxes against the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) on SECTION 3.11(d) of the Company Disclosure Schedule.

          (e) The Company has previously delivered to Parent true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting the Company, if any.

          (f) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of any of the Company.

          (g) The Company will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

          (h) Except as set forth on SECTION 3.11(i) of the Company Disclosure Schedule, none of the property of the Company is held in an arrangement for which partnership Tax Returns are being filed, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company.

          (i) The Company has never been subject to Taxes in any jurisdiction outside the United States.

          (j) The Company has had in effect since its corporate inception a valid, binding, timely filed election to be taxed pursuant to Subchapter S of the Code, is not liable for any federal income taxes as a "C corporation," and has no net unrealized built-in gain potentially subject to tax under
Section 1374 of the Code.

     SECTION 3.12. TAX MATTERS; POOLING. Neither the Company nor any of its Stockholders or other affiliates has taken or agreed to take any action that would prevent the Merger from (i) constituting a reorganization qualifying under the provisions of section 368(a) of the Code or (ii) being treated for financial accounting purposes as a "pooling of interests" (the "Pooling Transaction") in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the Securities and Exchange Commission (the "SEC").

     SECTION 3.13. CERTAIN BUSINESS PRACTICES. Neither the Company, the Stockholders nor their agents or other representatives has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company, or (b) as a kickback or bribe to any person.

     SECTION 3.14. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 3.15. LEASED PROPERTIES. SECTION 3.15 of the Company Disclosure Schedule sets forth a description (including the street address) of all real property leased by the Company (the "Leased Properties"). No premises other than the Leased Properties are used in the business of the Company.

     SECTION 3.16.    CERTAIN MATERIAL CONTRACTS.

          (a) SECTION 3.16(a) of the Company Disclosure Schedule lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company is bound that is material, directly or indirectly, to the business of the Company (collectively, the "Material Contracts"), including without limitation (i) any advertising, promotion, consulting or services agreements pursuant to which the Company earns revenue; (ii) any supply or services agreements pursuant which the Company is entitled or obligated to acquire any assets or services from any person; (iii) any insurance policies;
(iv) any
employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (v) any agreement evidencing, securing, guarantying or otherwise relating to any indebtedness for which the Company has any Liability, (vi) any agreement with or for the benefit of any Stockholder of the Company, or any affiliate or family member thereof (which agreements are specifically identified as such in SECTION 3.16(a) of the Company Disclosure Schedule); (vii) any capital or operating leases or conditional sales agreements relating to vehicles or equipment; and (viii) any other agreement or arrangement pursuant to which the Company could be required to make or be entitled to receive aggregate payments in excess of $50,000.

          (b) The Company has performed in all material respects all of its obligations under each Material Contract and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) under any Material Contract, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

          (c) Each Material Contract is valid, binding and in full force and effect and, to the knowledge of the Company, enforceable in accordance with its respective terms. There has been no termination or, to the Company's knowledge, threatened termination or notice of default under any Material Contract. The Company has delivered to Parent a copy of each written Material Contract and a written summary of the material terms of each oral Material Contract.

     SECTION 3.17. PRINCIPAL CUSTOMERS AND SUPPLIERS; COMPETING INTERESTS. Set forth in SECTION 3.17(a) of the Company Disclosure Schedule is a list of the ten largest customers by dollar volume of the Company and the ten largest suppliers by dollar volume of the Company (with the amount of revenues or payments, as applicable, attributable to each such customer and supplier) for 1997 and the first three months of 1998. Since January 1, 1997, no such supplier or customer of the Company has notified the Company that it has canceled or otherwise terminated, or, to the Company's knowledge, threatened to cancel or otherwise terminate, its relationship with the Company, and there has not been any material dispute with any such customer or supplier. Except as described in SECTION 3.17(b) of the Company Disclosure Schedule, none of the Stockholders, the Company, nor, to the Company's knowledge, any director or officer of the Company owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

     SECTION 3.18. INTELLECTUAL PROPERTY RIGHTS. There are no registered patents, trademarks, service marks, trade names or copyrights, or applications for or licenses (to or from the Company) with respect to any of the foregoing, that (a) is owned by the Company, or with respect to which the Company has any rights, or (b) is used, whether directly or indirectly, by the Company, other than the trade names, trademarks and patents (or applications therefor) set forth on SECTION 3.18 of the Company Disclosure Schedule. The Company owns or has the right to use the trademarks, trade names and patents (or applications therefor) set forth on SECTION 3.18 of the Company Disclosure Schedule, and the Company owns or has the right to use all other content, graphics, trade dress, domain names, computer software, data base content, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material specifications, inventions, data, drawings and designs used by the Company or necessary in connection with the operation of the business of the Company as currently carried out or as may be carried out in the future (collectively, "Intellectual Property"), without infringing on or otherwise acting adversely to the rights or claimed rights of any person, except where the failure to own or have the right to use such Intellectual Property has not, and could not reasonably be expected to have, a material adverse effect on the Company. No Company content is obscene or defamatory. The Company is not obligated to pay any royalty or other consideration to any person in connection with the use of any Intellectual Property. To the Company's knowledge, no other person is infringing the rights of the Company in any of its Intellectual Property.

     SECTION 3.19.    INVESTOR REPRESENTATIONS.

          (a) The Company and the Stockholders understand that the Parent Common Stock to be issued to them in the Merger will constitute "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). Consequently, the Stockholders will be able to resell such Parent Common Stock only (i) pursuant to an effective registration statement covering such resale or (ii) pursuant to an exemption from registration, such as the exemption provided under rule 144 under the Securities Act ("Rule 144").

          (b) Each Stockholder is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act.

          (c) The Stockholders acknowledge receipt of the SEC Documents (as defined in SECTION 4.04) and acknowledge that they have been given the opportunity to ask questions of representatives of Parent and to receive reasonable additional information to the extent requested in connection with their evaluation of an investment in the Parent Common Stock.

          (d) The Stockholders acknowledge that the Parent Common Stock will bear a restrictive legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND THE HOLDER HEREOF CANNOT MAKE ANY SALE,
     ASSIGNMENT, OR OTHER TRANSFER OF SUCH SECURITIES WITHOUT REGISTRATION UNDER OR EXEMPTION FROM SUCH ACTS AND LAWS. THE ISSUER MAY REQUIRE EVIDENCE OF SUCH REGISTRATION OR EXEMPTION PRIOR TO ANY SUCH
     TRANSFER."

     SECTION 3.20. AFFILIATES AND EMPLOYEES. The Stockholders are the only persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 144 under the Securities Act.

     SECTION 3.21. INFORMATION SUPPLIED. Without limiting any of the representations and warranties contained herein, none of the representations or warranties of the Company or the Stockholders contained in this Agreement or in the Company Disclosure Schedule, when such representations and warranties are read together as an entirety, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF

                              THE PARENT COMPANIES

     The Parent Companies hereby represent and warrant to the Company that:

     SECTION 4.01. ORGANIZATION AND QUALIFICATION. Each of the Parent Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole.

     SECTION 4.02. AUTHORITY. Each of the Parent Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Parent Companies and the consummation by each of the Parent Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the Parent Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent Companies and constitutes the legal, valid and binding obligation of each of the Parent Companies, enforceable against them in accordance with its terms.

     SECTION 4.03.    NO CONFLICT; REQUIRED FILINGS AND CONSENT.

          (a) The execution and delivery of this Agreement by each of the Parent Companies does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of any Parent Company, (ii) conflict with or violate any Laws applicable to any Parent Company or by which any of their properties or assets is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Parent Company is a party or by or to which any Parent Company or any of their respective properties is bound or subject, except, in the case of clauses (ii) and (iii) above, such as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent and its subsidiaries, taken as a whole.

          (b) The execution and delivery of this Agreement by each of the Parent Companies does not, and the consummation of the transactions contemplated hereby will not, require any of the Parent Companies to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for the filing and recordation of appropriate merger documents as required by California

Law and Delaware Law and except for any filings required pursuant to California "blue sky" or securities laws.

     SECTION 4.04. SEC DOCUMENTS. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC and has delivered to the Company and the Stockholders a true and complete copy of Parent's Annual Report on Form 10-K for the year ended December 31, 1997, its definitive proxy statement for its annual meeting of stockholders to be held in 1998, and any other forms, reports and registration statements filed with the SEC by Parent since January 1, 1998 (together, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.05. CAPITALIZATION. The authorized and outstanding capitalization of Parent consists of (i) a total of 5,000,000 authorized shares of preferred stock, $.01 par value per share (the "Preferred Stock"), none of which is issued or outstanding, and (ii) a total of 25,000,000 authorized shares of Common Stock, of which 14,871,813 shares were issued and outstanding as of April 10, 1998. All of such outstanding shares are validly issued, fully paid and nonassessable, and none of such outstanding shares was issued in violation of any preemptive rights. In addition to the foregoing, as of April 10, 1998, Parent had reserved an aggregate of 4,608,203 additional shares for future issuance, consisting of the following: (a) 666,700 shares reserved for issuance upon exercise of outstanding warrants;
(b) 1,442,128 shares reserved for issuance upon exercise of outstanding options granted under Parent's 1994 Stock Option Plan; and (c) 999,375 shares reserved for issuance upon exercise of outstanding stock options granted under Parent's 1997 Stock Plan, of which options to purchase 743,056 shares were outstanding as of such date. An additional 1,500,000 shares were reserved for issuance under the 1997 Stock Option Plan in connection with an amendment to such plan adopted by Parent's Board of Directors on April 15, 1998, at which time options to purchase an additional 436,500 shares of Parent Common Stock were granted under such plan. Except for the foregoing warrants and options that have been or may be granted under the 1994 Stock Option Plan and the 1997 Stock Option Plan, there are not outstanding any options, warrants or similar agreements for the purchase from Parent any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Parent's capital stock.

     SECTION 4.06. FINANCIAL STATEMENTS. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no material change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

     SECTION 4.07. UNDISCLOSED LIABILITIES. Parent has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the most recent balance sheet included within the Parent Financial Statements (the "Parent Balance Sheet") and those described in the SEC Documents, (b) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under United States generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet Date and consistent with past practice, and (iv) those that would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole.

     SECTION 4.08. ABSENCE OF CERTAIN CHANGES. Since the date of the Parent Balance Sheet, there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a material adverse effect on Parent and its subsidiaries, taken as a whole (provided that continuing operating losses will not be deemed to constitute such an effect); (b) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any material portion of its capital stock; (iii) any material amendment or change to Parent's Certificate of Incorporation or Bylaws; or (iv) any agreement by Parent to do any of the things described in the preceding clauses (i) through (iii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement and other than the proposed amendment to Parent's Certificate of Incorporation that is described in the SEC Documents).

     SECTION 4.09. LITIGATION. Except as set forth in the SEC Documents, there is no claim, action, suit, litigation, proceeding or arbitration of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries or any assets or rights of Parent or its subsidiaries that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent and its subsidiaries, taken as a whole. Neither Parent nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to Parent's knowledge, any continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole.

     SECTION 4.10. PERMITS; COMPLIANCE. Parent and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Parent Permits"), and there is no action, proceeding or investigation pending or, to Parent's knowledge, threatened regarding suspension or cancellation of any of the Parent Permits, except where the failure to possess or the suspension or cancellation of such would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole. Parent and its subsidiaries and their respective assets and operations are currently and have at all times been in compliance with all Laws applicable to Parent or its subsidiaries or their respective operations or by or to which any of their assets is bound or subject, including without limitation all Laws related to environmental protection, employee benefits, labor and employment and occupational health and safety, except where such failure to comply would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole. Parent has not received from any Governmental Entity any written notification with respect to possible violations of Laws, except where such violation would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole.

     SECTION 4.11. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     SECTION 4.12.    TAX MATTERS; POOLING.

          (a) None of the Parent Companies, nor, to the knowledge of Parent, any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

          (b) Parent has on or prior to the date of this Agreement received reasonable verbal assurances from KPMG Peat Marwick, Parent's independent auditors, setting forth its preliminary conclusion (subject to various assumptions and qualifications) that the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will:

          (a) operate its business only in the usual and ordinary course consistent with past practices;

          (b) use commercially reasonable efforts to preserve substantially intact its business organization, maintain its Material Contracts, Company Permits and Intellectual Property and other material rights, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

          (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;

          (d) maintain and keep in full force and effect insurance comparable in amount and scope of coverage to that currently in effect; and

          (e) from the date of this Agreement and to the Effective Time, promptly supplement or amend the Schedules to this Agreement with respect to any material matter that arises or that is required to be set forth or listed in the Schedules or is necessary to complete or correct any information in the Schedules; provided, that for purposes of determining the rights and obligations of the parties hereunder (other than the obligation of the Company under this SECTION 5.01(e)), any such supplemental or amended disclosure will not be deemed to have been disclosed to Parent unless Parent otherwise expressly consents in writing.

     SECTION 5.02. NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company will not do any of the following:

          (a) amend or otherwise modify any of the Material Contracts or Company Permits in a manner that is material to the Company, individually or in the aggregate;

          (b) (i) effect any reorganization or recapitalization; (ii) issue any capital stock or any option, warrant or similar agreement with respect to its capital stock; (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iv) adopt or propose to adopt any amendments to its Articles of Incorporation or bylaws;

          (c) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

          (d) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy;

          (e) knowingly take (and will use reasonable best efforts to prevent any affiliate of the Company from taking) any action that, in the written judgment of KPMG Peat Marwick would cause the Merger not to be treated as a Pooling Transaction for financial accounting purposes;

          (f) take any action that would result in a material breach (as of the Closing) of any of the representations and warranties of the Company set forth in SECTION 3.08;

          (g) pay or agree to pay any dividend, distribution, or other payment to any of its Stockholders; PROVIDED, HOWEVER, that notwithstanding any contrary provision of this Agreement, the Company may distribute to the Stockholders, in accordance with past practice, any income earned by the Company prior to the Closing (to the extent not previously distributed), up to a maximum of $90,000, provided that the Company has at least $200,000 of working capital at the Closing; for such purposes, "working capital" is defined as current assets minus current liabilities, in each case calculated in accordance with generally accepted accounting principles, applied in a manner consistent with that used in preparing the Latest Balance Sheet;

          (h) pay or agree to pay any bonus, incentive compensation, or similar payment to any of its employees or increase the compensation of any Stockholder or other employee;

          (i) make any material expenditure or commitment except in the ordinary course of business consistent with past practice; or

          (j)    agree in writing or otherwise to do any of the foregoing.

     SECTION 5.03. NON-SOLICITATION. Each of the Company and the Stockholders hereby covenants and agrees that it will not, and will not authorize any of its affiliates, as applicable, to initiate, knowingly solicit or knowingly encourage (including by way of furnishing information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, any Stockholder or any of their affiliates, as applicable, to take any such action, and the Company or the Stockholders, as the case may be, shall promptly notify Parent of the material substance of any such inquiries and proposals received by the Company, or, to the Company's knowledge, any of its affiliates, as applicable, or, to the Company's knowledge, by any such officer, director, investment banker, financial advisor, accountant or other representative relating to any of such matters; provided, however, that nothing contained herein shall require the Company to disclose any communication or other confidential information protected by attorney-client confidentiality between the Company and its legal counsel. For purposes of this Agreement, "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving the Company:
(a) any merger, consolidation, share exchange, business combination or similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more of the assets of the Company, or
(c) any offer for 5% or more of the outstanding shares of capital stock of the Company.

     SECTION 5.04. COVENANT NOT TO COMPETE. For a period of one year following the Closing, neither of the Stockholders will, directly or indirectly, on its own behalf or as an officer, director, employee, consultant or other agent of, or as a stockholder, partner or other investor in, any person (other than Parent or Surviving Corporation or their affiliates):

          (a) engage in the business of operating an Internet site or service designed to facilitate or provide information (such as pricing and availability) concerning the purchase of products (the "Business");

          (b) directly or indirectly influence or attempt to influence any advertising customer or potential advertising customer of Parent or the Surviving Corporation to purchase advertising or other promotions on Internet sites engaged in the Business; or

          (c) employ, attempt to employ or solicit for employment in any position related to the conduct of the Business any individual who is an employee of Parent or Surviving Corporation at such time or was an employee of Parent or Surviving Corporation during the four months prior to such time;

provided that (i) the foregoing will not apply to any investment in publicly traded securities constituting less than 1% of the outstanding securities in such class and (ii) a Stockholder will be relieved of the restrictions set forth in this SECTION 5.04 if he or she is terminated (including through a "constructive termination") by Parent without "cause." For such purposes, the terms "constructive termination" and "cause" will have the meanings assigned to such terms in the Employment Agreements referenced in SECTION
5.11 below.

     SECTION 5.05.    ACCESS AND INFORMATION.

          (a) The Company shall (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other reasonably appointed representatives (collectively, the "Parent Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof, (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Parent, and (iii) authorize Parent to contact and obtain relevant information from the Company's accountants, material customers and suppliers and any governmental agencies having dealings with the Company.

          (b) Any information received pursuant to the preceding paragraph shall be subject to the provisions of the Nondisclosure Agreement dated April 15, 1998, by and between the Company and Parent (the "Nondisclosure Agreement"), which will remain in effect in accordance with its terms without regard to the execution of this Agreement.

          (c) No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

     SECTION 5.06.    APPROPRIATE ACTION; CONSENTS; FILINGS.

          (a) Each of Parent, the Stockholders and the Company shall use (and shall cause each of their respective subsidiaries to use, as applicable) all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, and (ii) obtain from any Governmental Entities or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries or affiliates, as applicable, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger. The Stockholders, the Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

          (b) Each of Parent, the Stockholders and the Company shall give (or shall cause their respective subsidiaries and affiliates, as applicable, to give) any notices to third parties, and use (and cause their respective subsidiaries and affiliates, as applicable, to use) all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, or (ii) otherwise required under any Material Contracts, Company Permits or other agreements in connection with, or in order to allow the Company to continue to be entitled to the benefits thereof following, the consummation of the transactions contemplated hereby. In the event that any party shall fail to obtain any third party consent described above and the parties agree to consummate the Merger without such consent, such party shall use its best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of California in connection with the issuance of Parent Common Stock in the Merger. The Company and the Stockholders shall use their respective best efforts to assist Parent as may be necessary to comply with such securities and blue sky laws in connection with the transactions contemplated herein.

     SECTION 5.07.    POOLING; TAX TREATMENT.

          (a) The Company and the Stockholders will use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable efforts to prevent any of their affiliates from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

          (b) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code.

     SECTION 5.08. PUBLIC ANNOUNCEMENTS. Each party hereto shall consult with the other parties hereto before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as otherwise required by applicable Law.

     SECTION 5.09. NASDAQ LISTING. Prior to the Effective Time, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Securities and shall take all other action necessary to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq as soon as practicable following the Effective Time.

     SECTION 5.10. FEES, EXPENSES AND OTHER PAYMENTS. At the Closing, Parent will pay all transaction costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by the Company or the Stockholders in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (collectively, "Company Expenses"), up to a maximum amount of $100,000. Any Company Expenses in excess of such amount will be paid by the Stockholders, either directly or through a reduction in the number of shares of Parent Common Stock to be issued in the Merger (based on the Conversion Price).

     SECTION 5.11.    EMPLOYMENT AGREEMENTS.  At the Closing, the
Stockholders and Parent will enter into employment agreements substantially in the forms of EXHIBIT A and EXHIBIT B attached hereto.

     SECTION 5.12. VLG SHARES. Prior to the Closing, the Stockholders will transfer (on a pro rata basis, based on their respective ownership of Company Common Stock) an aggregate of 1.0% of the outstanding Company Common Stock to VLG Investments 1998 ("VLG") and will obtain from VLG and Venture Law Group an acknowledgment that such transfer satisfies the Company's obligation to pay cash or common stock to VLG or Venture Law Group that is referenced in SECTION 3.03(b) of the Company Disclosure Schedule. Parent acknowledges that this transfer will take place and agrees that this transfer will not constitute a breach of any covenant contained in this Agreement.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     SECTION 6.01. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE PARENT COMPANIES. The obligations of the Parent Companies to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part:

          (a) Each of the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The Parent Companies shall have received a certificate signed by the President of the Company and by each of the Stockholders, dated the Closing Date, to such effect.

          (b) Each of the Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Parent Companies shall have received a certificate signed by the President of the Company and by each of the Stockholders, dated the Closing Date, to such effect.

          (c) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (an "Order"); and no such Governmental Entity or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

          (d) Counsel to the Company shall have delivered to the Parent Companies its written opinion substantially in the form of EXHIBIT C attached hereto.

          (e) Each of the Company and the Stockholders shall have obtained each consent and approval necessary in order that the transactions contemplated hereby do not constitute a material breach or violation of, or result in a right of termination or acceleration of any encumbrance on any material portion of the Company's properties or assets, any Material Contract, material arrangement or understanding or any material license, franchise or Company Permit.

          (f) Parent shall have received reasonably satisfactory assurances from KPMG Peat Marwick on the Closing Date that the Merger should be treated for financial accounting purposes as a Pooling Transaction.

          (g) All proceedings taken by the Company and all instruments executed and delivered by the Company and the Stockholders, as applicable, on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to Parent.

     SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part:

          (a) Each of the representations and warranties of the Parent Companies contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The Company shall have received a certificate of the President of the Parent, dated the Closing Date, to such effect.

          (b) The Parent Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate of the President of the Parent, dated the Closing Date, to that effect.

          (c) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and no such

Governmental Entity or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

          (d) Counsel to the Parent Companies shall have delivered to the Company its written opinion substantially in the form of EXHIBIT D attached hereto.

          (e) Counsel to the Company shall have delivered to the Stockholders its written opinion with respect to the treatment of the Merger as a reorganization under Section 368(a) of the Code, in a form reasonably acceptable to the Stockholders. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions, as well as representations of the Parent Companies and the Company.

          (f) All proceedings taken by the Parent Companies and all instruments executed and delivered by the Parent Companies on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to the Company.

                                  ARTICLE VII

                                INDEMNIFICATION

     SECTION 7.01. INDEMNIFICATION OF PARENT COMPANIES. Notwithstanding any investigation by Parent or the Parent Representatives, the Stockholders, jointly and severally, will indemnify and hold Parent, its subsidiaries (including the Surviving Corporation) and their respective affiliates, directors, officers, employees and agents (collectively, the "Parent Indemnified Parties") harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Parent Indemnified Party may suffer or incur as a result of or relating to:

          (a) the breach of any representation or warranty made by the Company or the Stockholders in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or

          (b) the breach of any covenant or agreement of the Company or the Stockholders under this Agreement or any allegation by a third party that, if true, would constitute such a breach;

provided that (i) the Parent Indemnified Parties will not be entitled to indemnification under paragraph (a) of this SECTION 7.01 unless the aggregate amount of all Losses for which indemnification is sought by the Parent Indemnified Parties pursuant to such paragraph exceeds $100,000, in which case the Parent Indemnified Parties will be entitled to indemnification for the full amount of all such Losses; and (ii) the Parent Indemnified Parties will not be entitled to indemnification under paragraph (a) of this SECTION
7.01 in an aggregate amount exceeding $3,600,000. Any claim for indemnification under this SECTION 7.01 will be satisfied through the return by the Stockholders of Parent Common Stock having a value (based on the Conversion Price) equal to the amount of such claim.

     SECTION 7.02. SURVIVAL. The Parent Indemnified Parties' rights to indemnification under paragraph (a) of this SECTION 7.01 will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the first anniversary of the Closing; provided that any claim for indemnification will survive until such claim is finally resolved if a Parent Indemnified Party notifies the Stockholders of such claim in reasonable detail prior to the date on which such claim would otherwise expire hereunder.

     SECTION 7.03. NOTICE. The Parent Indemnified Parties entitled to receive indemnification under this ARTICLE VII agree to give prompt written notice to the Stockholders upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Parent Indemnified Parties' failure to give such notice will not affect their rights to indemnification under this ARTICLE VII, except to the extent that the Stockholders are materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Parent Indemnified Parties will give a later written notice when the amount becomes fixed.

     SECTION 7.04. DEFENSE OF CLAIMS. The Stockholders may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Parent Indemnified Parties and the payment of expenses related thereto, if (a) the Stockholders acknowledge their obligation to indemnify the Parent Indemnified Parties for any Losses resulting from such Claim and provide reasonable evidence to the Parent Indemnified Parties of its financial ability to satisfy such obligation; (b) the Claim does not seek to impose any liability or obligation on the Parent Indemnified Parties other than for money damages; and (c) the Claim does not relate to the Parent Indemnified Parties' relationship with their customers or employees. If such conditions are satisfied and the Parent Indemnifying Parties elect to assume and control the defense of a Claim, then (i) the interests represented by the Stockholders will not be liable for any settlement of such Claim effected without the consent of the Parent Indemnifying Parties, which consent will not be unreasonably withheld; (ii) the Stockholders may settle such Claim without the consent of the Parent Indemnified Parties; and (iii) the Parent Indemnified Parties may employ separate counsel and participate in the defense thereof, but the Parent Indemnified Parties will be responsible for the fees and expenses of such counsel unless (A) the Stockholders have failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) a conflict of interest exists between the interests of the Parent Indemnified Parties and the interests represented by the Stockholders that requires representation by separate counsel, in which case the reasonable fees and expenses of such one separate counsel will be paid by the Stockholders. If such conditions are not satisfied, the Parent Indemnified Parties may assume and control the defense of the Claim; provided that the Parent Indemnified Parties may not settle any such Claim without the consent of the Stockholders, which consent will not be unreasonably withheld, and further provided that the Stockholders are given a reasonable opportunity to participate in such defense (at the Stockholders' expense).

     SECTION 7.05. EXCLUSIVE REMEDY. Parent Indemnified Parties' right to indemnification under this ARTICLE VII shall be their sole and exclusive remedy for any breach of the Company's and Stockholders' representations and warranties contained in this Agreement.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, as follows:

          (a)    by mutual consent of Parent and the Company;

          (b) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in SECTIONS 6.02(a) or (b) would be incapable of being satisfied by May 31, 1998; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this SECTION 8.01(b);

          (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Parent Companies set forth in this Agreement, or if any representation or warranty of the Parent Companies shall have become untrue, in either case such that the conditions set forth in SECTIONS 6.03(a) or (b) would be incapable of being satisfied by April 30, 1998; provided that, in any case, a willful material breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this SECTION 8.01(c);

          (d) by either Parent or the Company, if there shall be any Order that is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under SECTION 5.06 of this Agreement;

          (e) by either Parent or the Company, if the Merger shall not have been consummated before May 31, 1998.

The right of any party hereto to terminate this Agreement pursuant to this
SECTION 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     SECTION 8.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to SECTION 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the parties to the other parties and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for any breach of such party's representations, warranties, covenants or agreements contained in this Agreement. Nothing herein shall be construed to cause the Nondisclosure Agreement to terminate upon the termination of this Agreement.

     SECTION 8.03. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     SECTION 8.04. WAIVER. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. For purposes of this SECTION 8.04, the Parent Companies as a group shall be deemed to be one party and the Company shall be deemed to be one party.

                                   ARTICLE IX

                              REGISTRATION RIGHTS

     SECTION 9.01. REGISTRATION STATEMENT. Within 30 days after the Closing Date, Parent will prepare and file with the SEC, pursuant to the Securities Act, a registration statement on Form S-3 (the "Registration Statement") covering the resale of 20% of the Parent Common Stock issued to the Stockholders in the Merger and all shares of Parent Common Stock issued to VLG in the Merger (the "Registered Shares") by the Stockholders and VLG, respectively, in a continuous offering. For purposes of this Section 9 only, the term "Stockholder" shall include VLG. Parent will use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the Closing and to remain effective until the earlier of (i) the date that all of the Registered Shares have been sold by the Stockholders or (ii) the first anniversary of the Closing. The Stockholders will not sell any Registered Shares under the Registration Statement unless, at the time of sale, the Registration Statement (and the most recently filed post-effective amendment thereto, if any) has been declared effective. The period of time during which the Registration Statement is effective is referred to as the "Registration Period."

     SECTION 9.02.    LIMITATIONS ON SALE.

          (a) Each Stockholder will notify Parent two business days prior to selling any Registered Shares pursuant to the Registration Statement. If, upon receipt of such a notice, the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Parent certifies to such Stockholder in writing that (i) due to a change in circumstances or a pending transaction, the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the public disclosure required to correct such misstatement or omission would, in the good faith judgment of such officer, be impracticable or injurious to Parent, then the Stockholder will refrain from selling any Registered Shares pursuant to the Registration Statement for the period of time requested by Parent (a "Blackout Period"). Parent may impose no more than four Blackout Periods, which may not exceed 45 calendar days each and may not exceed 60 calendar days in the aggregate. Parent will use reasonable efforts to minimize the time period during which the Stockholders are required to refrain from selling under this paragraph.

          (b) In addition to the foregoing restrictions, the Stockholders will not sell, transfer or otherwise dispose of any shares of Parent Common Stock or otherwise reduce their risk of loss with respect to any of the Parent Common Stock issued to them in the Merger until Parent has publicly released earnings covering at least 30 days of combined operations of the Surviving Corporation. Parent will use commercially reasonable efforts to release such earnings as soon as reasonably practicable after the Closing; provided that Parent will not be required to publicly release earnings for a period other than a full calendar quarter.

     SECTION 9.03. INFORMATION. Each Stockholder will furnish to Parent, at Parent's reasonable request, such information regarding the ownership of Registered Shares by such Stockholder and the intended method of disposition thereof as is required in connection with the preparation of a registration statement covering the Registered Shares.

     SECTION 9.04. EXPENSES. Parent will bear all expenses arising or incurred in connection with any registration of the Registered Shares hereunder, including without limitation registration fees, printing expenses and Parent's accounting and legal fees and expenses; provided that each Stockholder will bear the expense of any underwriting fees, discounts or commissions applicable to its sale of the Registered Shares and the fees and expenses of any separate legal counsel or accounting firm engaged by such Stockholder.

     SECTION 9.05.    INDEMNIFICATION.

          (a) Parent agrees to indemnify the Stockholders and each underwriter and selling broker of the Registered Shares registered hereunder and their respective officers and directors and each person or entity, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act and their respective successors against all Losses arising out of or relating to any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any prospectus included therein or incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse the Stockholders and such other persons for any legal and other expenses reasonably incurred by them in connection with investigating or defending any claim or action related to such a Loss; PROVIDED, HOWEVER, that Parent will not be liable in any such case if and to the extent that (i) such statement or omission was made in reliance upon information (including, without limitation, written negative responses to inquiries) furnished to Parent in writing by a Stockholder expressly for use in the Registration Statement or such a prospectus or (ii) a Stockholder fails to deliver or cause to be delivered a copy of the final prospectus relating to such offering (as then amended or supplemented) to the person asserting such claim and such final prospectus would have cured the defect giving rise to such Loss.

          (b) Each Stockholder will indemnify Parent, the other Stockholders and their respective officers and directors and each person or entity, if any, who controls any of the foregoing within the meaning of
Section 15 of the Securities Act and their respective successors against all Losses arising out of or relating to any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any prospectus included therein or incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated or necessary to make the statements therein not misleading, and will reimburse Parent, the other Stockholders and such other persons for any legal and any other expenses reasonably incurred by them in connection with investigating or defending any claim or action related to such a Loss; PROVIDED, HOWEVER, that this subparagraph (b) shall apply only in the case of and to the extent specified in clauses (i) and (ii) of the preceding paragraph.

          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to any of the two preceding paragraphs, the indemnified and indemnifying parties shall comply with the notice and defense of claims provisions of SECTIONS 7.03 and 7.04 with respect to such proceeding.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.01. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally or by overnight delivery service or if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

          (a)    If to any of the Parent Companies, to:
                 CNET, Inc.
                 150 Chestnut Street
                 San Francisco, California  94111
                 Attention:  Shelby W. Bonnie
                 Facsimile:  (415) 395-9205

          with a copy to:
                 Hughes & Luce, L.L.P.
                 1717 Main Street
                 Suite 2800
                 Dallas, Texas  75201
                 Attention:  Jon L. Mosle
                 Facsimile: (214) 939-5849

          (b)    If to the Company, to:
                 U.Vision, Inc.
                 695 Oak Grove Avenue,  Suite #3B
                 Menlo Park, California   94025
                 Attention:  Tonny Yu, President
                 Facsimile:  (650) 369-1005
          with a copy to:
                 Venture Law Group
                 2800 Sand Hill Road
                 Menlo Park, CA 94025
                 Attention:  Robert Zipp
                 Facsimile:  (650) 854-1121

     SECTION 10.02. CERTAIN DEFINITIONS. For the purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

          (b) "business day" means any day other than a day on which banks in the State of California are authorized or obligated to be closed.

          (c) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

          (d) "knowledge" of or "known" by a person, with respect to any matter in question, means (i) in the case of the Company, if any Stockholder or any executive officer of the Company has actual knowledge of such matter or would have knowledge of such matter following due inquiry, and (ii) in the case of Parent, if any executive officer of Parent has actual knowledge of such matter or would have knowledge of such matter following due inquiry.

          (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as used in Section 13(d) of the Exchange Act).

          (f) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation,
(i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

     SECTION 10.03. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

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

     SECTION 10.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 10.05. ENTIRE AGREEMENT. This Agreement (together with the Exhibits and the Schedules to this Agreement) and the Nondisclosure Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

     SECTION 10.06. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 10.07. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided with respect to Indemnified Parties in ARTICLE VII.

     SECTION 10.08. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     SECTION 10.09. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 10.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 10.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when

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

executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        CNET, INC.



                                        By: /s/ Halsey M. Minor
                                           ----------------------------------
                                           Halsey M. Minor
                                           President and
                                           Chief Executive Officer




                                        CNET ACQUISITION CORP.



                                        By: /s/ Douglas N. Woodrum
                                           ----------------------------------
                                           Douglas N. Woodrum
                                           President



                                        U.VISION, INC.



                                        By: /s/ Tonny Yu
                                           ----------------------------------
                                           Tonny Yu
                                           President


                                        STOCKHOLDERS:



                                        /s/ Tonny Yu
                                        -------------------------------------
                                        Tonny Yu



                                        /s/ Nora Yeung
                                        -------------------------------------
                                        Nora Yeung


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